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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of National Energy Group, Inc. pertaining to the Alexander Energy Corporation 1986 Incentive Stock Option Plan, as amended, and the Alexander Energy Corporation 1993 Stock Option Plan of our report dated March 30, 1996, except Notes 4 and 13 for which the date is May 10, 1996 with respect to the consolidated financial statements of Alexander Energy Corporation, incorporated by reference in the Current Report on Form 8-K dated August 29, 1996 of National Energy Group, Inc. filed with the Securities and Exchange Commission.

                                                 ERNST & YOUNG LLP

Oklahoma City, Oklahoma
September 24, 1996